COMMON STOCK
SHARE EXCHANGE AGREEMENT

by and among

HIGH ROAD INTERNATIONAL, INC.,
a Nevada Corporation

and

GLOBAL IT HOLDINGS, INC.,
a Nevada Corporation

effective as of June 14, 2005

COMMON STOCK SHARE EXCHANGE AGREEMENT

THIS COMMON STOCK SHARE EXCHANGE AGREEMENT (the "Agreement"), made and entered into this 14th day of June, 2005, by and among Global IT Holdings, Inc., a Nevada corporation with its principal place of business located at 589 9th Avenue, New York, NY 10018 ("Global") and High Road International, Inc., a Nevada corporation with its principal place of business at 1042 N. El Camino Real, Suite B311, Encinitas, CA 92024 ("HRDI" or the "Company"). For purposes of this Agreement, Global shall refer to both Global IT Holdings, Inc., and the shareholders of Global IT Holdings, Inc. Global and HRDI shall be referred to herein individually as a "Party" and collectively as "Parties."

In consideration of the mutual covenants, guarantees and warrantees described more fully herein, this Agreement provides for the issuance of HRDI common shares and ten shares of HRDI Preferred Series A shares, which shall be exchanged for 100% of the issued and outstanding common shares of Global (the "Transaction").

ARTICLE I
REPRESENTATIONS, COVENANTS AND WARRANTIES OF HRDI

As an inducement to and to obtain the reliance of Global, HRDI and the HRDI Shareholders represent and warrant as follows:

Section 1.1 Organization. HRDI is a corporation duly organized under the laws of Nevada and has the corporate power and is duly authorized to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in Section 1.1 of the HRDI Disclosure Schedule (attached hereto) are complete and correct copies of the HRDI articles of incorporation, bylaws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of HRDI's articles of incorporation or bylaws. HRDI has full power, authority and legal right and has taken all action required by law, its articles of incorporation, and its bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 1.2 Capitalization. The authorized capitalization of HRDI consists of 750,000,000 Common Shares, $.001 par value per share, and 10,000,000 shares of preferred shares with no preferred shares outstanding. Ten shares of Series A Preferred Stock shall be issued with the execution of this Agreement. Immediately prior to the Closing Date, HRDI shall have 397,500,000 common shares issued and outstanding and no preferred shares issued and outstanding. The Series A Preferred Stock shall have the rights and designations set forth on Schedule 1.2. All issued and outstanding shares are legally issued, fully paid and non-assessable and are not issued in violation of the preemptive or other rights of any person. HRDI has no agreements contemplating the issuance of any additional securities, warrants or options by HRDI except the Convertible Debentures set forth on Schedule 1.4.

Section 1.3 Subsidiaries. HRDI has no subsidiaries.

Section 1.4 Tax Matters: Books and Records.

(a)
The available financial books and records of HRDI have been presented to Global, and those presented financial books and records represent all of the available financial books and records in the possession of the HRDI executive team; and

(b)
Other than those tax liabilities disclosed in Section 1.4(c) of the HRDI Disclosure Schedule, HRDI has no liabilities with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties).

(c)
At or prior to closing, all of the outstanding liabilities of HRDI known by HRDI to exist during the term of office of the current officers, shall be satisfied, cancelled, or otherwise extinguished so that there shall be no known outstanding debts or liabilities in HRDI except for the Convertible Debenture set forth on Schedule 1.4(b).

Section 1.5 Litigation and Proceedings. There are no known actions, suits, proceedings or investigations pending or threatened by or against or affecting HRDI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of HRDI. HRDI is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.6 Material Contract Defaults. HRDI is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of HRDI, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which HRDI has not taken adequate steps to prevent such a default from occurring.

Section 1.7 Information. The information concerning HRDI as set forth in this Agreement and in the attached HRDI Disclosure Schedule is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

Section 1.8 Title and Related Matters. HRDI has title to no assets.

Section 1.9 Contracts. On the Closing Date, other than those agreements and disclosures contained in this Agreement:

(a) There are no material contracts, agreements franchises, license agreements, or other commitments to which HRDI is a party or by which it or any of its properties are bound exclusive of the pledge of the Company's assets pursuant to Section 5.6.

(b) HRDI is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as HRDI can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of HRDI; and

(c) HRDI is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $1,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement or other commitment involving payments by it for more than $1,000 in the aggregate.

Section 1.10 Compliance With Laws and Regulations. To the best of HRDI's knowledge and belief, HRDI has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of HRDI or would not result in HRDI incurring material liability.

Section 1.11 Insurance. HRDI currently has no insurance policies of any kind in effect.

Section 1.12 Approval of Agreement. As of the Closing the directors of HRDI shall have authorized the execution and delivery of the Agreement by and have approved the transactions contemplated hereby.

Section 1.13 Material Transactions or Affiliations. At and as of the Closing, subject to the terms of this Agreement and the disclosures, covenants and warranties made herein, there are no material contracts or agreements of arrangement between HRDI and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Common Shares of HRDI and which is to be performed in whole or in part after the date hereof. HRDI has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

Section 1.14 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which HRDI is a party or to which any of its properties or operations are subject

Section 1.15 Financial Statements. All available HRDI accounting and financial reports for the calendar year end 2003 and 2004 will be provided to Global prior to close.

Section 1.16 Operations. There has been less than USD $20,000 HRDI business activity since December 31, 2004.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF GLOBAL

As an inducement to, and to obtain the reliance of HRDI, Global represents and warrants as follows:

Section 2.1 Organization. Global is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in Section 2.1 of the Global Disclosure Schedule (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Global's certificate of incorporation or bylaws. Global has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2 Capitalization. The authorized capitalization of Global consists of 490,000,000 common shares, $.0001 par value and 10,000,000 preferred shares $.0001 par value. As of the Closing Date, there shall be 22,525,000 common shares issued and outstanding. All issued and outstanding common shares have been legally issued, fully paid, are non-assessable and not issued in violation of the preemptive rights of any other person. Global has no other securities, warrants or options authorized or issued other than as described on the schedule attached hereto. A true and accurate list of the Global shareholders is included in Section 2.2 of the Global Disclosure Schedule.

Section 2.3 Subsidiaries. Global has one subsidiary, Platinum IT Holdings, Inc.

Section 2.4 Tax Matters; Books & Records.

(a)	The books and records, financial and others, of Global are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	Global has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

(c)	Global shall remain responsible for all debts incurred prior to the Closing Date.

Section 2.5 Information. The information concerning Global as set forth in this Agreement and in the attached Global Disclosure Schedule is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances they were made, not misleading.

Section 2.6 Title and Related Matters. Global has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") free and clear of all liens, pledges, charges or encumbrances. All Global assets are listed in Section 2.6 of the Global Disclosure Schedule. Except as set forth in Section 2.6(a) of the Global Disclosure Schedule, Global owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Global's business. No third party has any right to, and Global has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Global or any material portion of its properties, assets or rights.

Section 2.7 Litigation and Proceedings. There are no actions, suits or proceedings pending or threatened by or against or affecting Global, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Global. Global does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.8 Contracts. On the Closing Date, Global is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Global can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Global; and

Section 2.9 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Global is a party or to which any of its properties or operations are subject.

Section 2.10 Material Contract Defaults. To the best of Global's knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Global, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Global has not taken adequate steps to prevent such a default from occurring.

Section 2.11 Governmental Authorizations. Global has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Global of the transactions contemplated hereby.

Section 2.12 Compliance with Laws and Regulations. Global has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Global or would not result in Global's incurring any material liability.

Section 2.13 Insurance. All of the insurable properties of Global are insured for Global's benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

Section 2.14 Approval of Agreement. The directors of Global have authorized the execution and delivery of the Agreement and have approved the transactions contemplated hereby.

Section 2.15 Material Transactions or Affiliations. As of the Closing Date, there will exist no material contract, agreement or arrangement between Global and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Global to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Global and which is to be performed in whole or in part after the date hereof. Global has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 2.16 Access to Information. Global has received or had access to all documents, records and other information pertaining to its investment in the HRDI Common Stock that it has requested, including documents filed by HRDI under the Exchange Act, and has been given the opportunity to meet or have telephonic discussions with the HRDI representatives, to ask questions of them, to receive answers concerning the terms and conditions of this investment and to obtain information that HRDI possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to the Global shareholders.

Section 2.17 Manner of Sale. At no time was Global presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising relating to HRDI or any investment in HRDI common stock.

ARTICLE III
EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1 Delivery of Global and HRDI Common Stock Securities. On theClosing Date, HRDI shall issue 300,000,000 common shares ("HRDI Closing Shares") representing, post-issuance of the Closing Shares, 43.01% of the total number of issued and outstanding HRDI common shares to Global and the Global shareholders shall tender in transferable and assignable condition to HRDI, all 22,525,000 common shares representing 100% of the issued and outstanding shares of Global (the "Global Closing Shares").

Section 3.2 Delivery of HRDI Preferred Series A. In addition to the HRDI Closing Shares and in consideration of the delivery and exchange of the Global Closing Shares, on the Closing Date, HRDI shall deliver ten (10) shares of its Series A Preferred Stock to Global. Prior to Closing, HRDI shall have caused to be designated with the State of Nevada (in substantially in the same form as the certificate of designation specimen attached hereto as Exhibit D), a class of preferred stock, to be called "Preferred Series A" and each share of the Preferred Series A shall convert into 195,250,000 HRDI common shares based on.the number of HRDI issued and outstanding common shares as of the Closing Date. The Preferred Series A shall be subject to recapitalizations, reverse splits and other events that alter the actual number of HRDI's issued and outstanding common shares. For example, if subsequent to the Closing Date, HRDI was to effect a 1 for 100 reverse stock split, each Series A Preferred share would convert into 1,952,500 common shares.

Section 3.3 Additional Obligations. At or prior to the Closing, Global shall tender, to the attorney client trust account of The Baum Law Firm, Inc. ("TBLF"), a professional corporation, the sum of USD $26,000 (the "Closing Cash"). At the Closing, TBLF shall release the Closing Cash, less $3,500 ("Legal Fees") to Gerry Berg, HRDI's current Chairman and CEO, so that payment may be made for HRDI obligations, designated in Section 5.5 of the HRDI Disclosure Schedule, as those which are to be paid at the Closing using the Closing Cash. The Legal Fees shall be transferred to TBLF for services it rendered in connection with the preparation of this Agreement. HRDI agrees that at or prior to Closing, except the Convertible Debentures set forth on Schedule 1.4, it shall pay all of its outstanding obligations known by HRDI to exist during the term of office of the current officers, regardless of whether the Closing Cash is sufficient to pay such expenses, so that post closing HRDI shall have no known outstanding liabilities except for the convertible debenture set forth on Schedule 1.4.

Section 3.4 Events Prior to Closing. Upon execution hereof or as soon thereafter as practical, management of HRDI and Global shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 3.5 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on or about May 24, 2005 or as soon as legally practicable thereafter ("Closing Date"); however, a Closing Date shall not occur beyond June 30, 2005 ("Termination Date"). The Closing shall not terminate the rights of the HRDI Shareholders under this Agreement.

Section 3.6 Termination.

(a)
This Agreement may be terminated by the board of directors or majority interest of Shareholders of either HRDI or Global, respectively, at any time prior to the Closing Date of the Termination Date if:

(i)
there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii)	any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to this paragraph (a) of this Section 3.5, no obligation, right, or liability shall arise hereunder and each Party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(b)
This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of HRDI, if Global shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Global contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Global. If this Agreement is terminated pursuant to this paragraph (b) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(c)
This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Global, if HRDI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of HRDI contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to HRDI. If this Agreement is terminated pursuant to this paragraph (d) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

Section 3.7 Directors of HRDI After Acquisition. Upon the Closing Date, all members of the Board of Directors of HRDI shall resign in all capacities effective at Close and acknowledge they have no claims against the Company for any compensation, in any form whatsoever. In addition, such directors shall appoint new officers and directors as designated by Global at or prior to closing.

Section 3.8 Officers of HRDI. Upon the Closing Date, all Officers of HRDI shall resign in all capacities effective at Close and execute a release acknowledging that they are not owed any compensation or other payment by the Company.

ARTICLE IV
SPECIAL MATERIAL COVENANTS

Section 4.1 Access to Properties and Records. Prior to closing, HRDI and Global will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.

Section 4.2 Third Party Consents. HRDI and Global agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.3 Actions Prior and Subsequent to Closing.

(a) From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, HRDI and Global will each use its best efforts to:

(i)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(ii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii)	perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

(b) From and after the date of this Agreement until the Closing Date, HRDI will not, without the prior consent of Global:

(i)	except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;

(ii)	declare or pay any dividend on its outstanding common shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

(iii)	enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

(iv)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any common shares; or

(v)	purchase or redeem any common shares.

(c) From and after the Closing Date, for a period not less than 13 months (the "NFRS Time"), but for the below described "Allowed Reverse Stock Split," HRDI shall not reverse split, reclassify, reorganize or engage in any other similar or related legal or corporate activity (hereinafter collectively, such actions shall be referred to as "Impairment Actions") with respect to the HRDI common stock such that the HRDI common stock shareholders (as of the time immediately subsequent to the Allowed Reverse Split) would have a lesser number of actual votes (i.e., not based on the percentage of votes; rather, based on the actual number of shares owned) subsequent to the Impairment Action. Further, this Agreement shall be delivered to the HRDI transfer agent and shall act as a formal notification that all HRDI shareholders shall during the NFRS Time, not have their respective shares, made subject to an Impairment Action.

(d) Allowed Reverse Stock Split. During the NFRS Time, as long as: (i) there has not been a conversion of a Preferred Series A share; and (ii) there are no more than 697,500,000 HRDI common share issued and outstanding, subject to majority consent of the common stock shareholders, board of directors approval and compliance with the laws of the State of Nevada, HRDI may reverse split its common shares, once, by 1 for every 100 then issued and outstanding HRDI common shares.

Section 4.4 Indemnification.

(a)          HRDI hereby agrees to indemnify Global, each of the officers, agents and directors and current shareholders of Global, as of the Closing Date, against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for a period of one year; and

(b)          Global hereby agrees to indemnify HRDI, each of the officers, agents, directors and current shareholders of HRDI as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for a period of one year.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF GLOBAL

The obligations of Global under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.1 Accuracy of Representations. The representations and warranties made by HRDI in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and HRDI shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by HRDI prior to or at the Closing.

Section 5.2 Director Approval. The Board of Directors of HRDI and Global shall each have approved this Agreement and the transactions contemplated herein.

Section 5.3 Offcer's Certificate. Global shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of HRDI to the effect that: (a) the representations and warranties of HRDI set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) HRDI has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date; (c) since such date and other than as previously disclosed to Global, HRDI has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; (d) the balance remaining on the Convertible Debentures set forth on Schedule 1.4 are true and correct as of the Effective Date; and (e) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of HRDI, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the HRDI Schedules, by or against HRDI which might result in any material adverse change in any of the assets, properties, business or operations of HRDI.

Section 5.4 No Material Adverse Change. Prior to the Closing Date, there shall not have occured any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of HRDI.

Section 5.5 Liabilities. HRDI is currently burdened with various debts, including convertible debts ("Convertibles"), which are disclosed in Section 1.4(b) and Section 5.5 of the HRDI Disclosure Schedule. HRDI agrees that at or prior to Closing, it shall satisfy all of its outstanding obligations known by HRDI to exist during the term of office of the current officers, so that post closing HRDI shall have no known outstanding liabilities except for the Convertible Debentures set forth on Schedule 1.4.

Section 5.6 Assumption of Liability. At Closing, HRDI shall assume any and all Global obligations (hereinafter referred to as "Global Obligations") owed by Global to Cornell Capital Partners, LLC, Advantage Capital Development Corp., Lloyd Glick, and Advantage Fund I, LLC and collateralize such obligations with a Senior Security Interest on all the assets of HRDI. All Global Obligations shall be listed in full in Section 5.6 of the Global Disclosure Schedule. HRDI shall not assume any liability which is not disclosed in Section 5.6 of the Global Disclosure Schedule.

Section 5.7 Other Items. Global shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Global may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF HRDI

The obligations of HRDI under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

Section 6.1 Accuracy of Representations. The representations and warranties made by Global in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Global shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Global prior to or at the Closing. HRDI shall have been furnished with a certificate, signed by a duly authorized executive officer of Global and dated the Closing Date, to the foregoing effect.

Section 6.2 Director Approval. The Board of Directors of Global shall have approved this Agreement and the transactions contemplated herein.

Section 6.3 Officer's Certificate. HRDI shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Global to the effect that: (a) the representations and warranties of Global set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) Global had performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

Section 6.4 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Global.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Brokers and Finders. Each Party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the Parties together in the negotiation, execution, or consummation of this Agreement. The Parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.2 Law, Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada, United States of America.

Section 7.3 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to HRDI:	Mr. Gerry Berg High Road International, Inc. 1042 N. El Camino Real, Suite B311 Encinitas, CA 92024

With a copy to:

The Baum Law Firm 580 2nd Street, Suite 102
Encinitas, CA 92024

If to GLOBAL:	Mr. Craig Press Chairman of the Board Global IT Holdings, Inc. 589 9th Avenue New York, NY 10018

With a copy to:

Gregg E. Jaclin, Esq. Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, NJ 07726

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

Section 7.5 Confidentiality. Each Party hereto agrees with the other Party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 7.6 Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party's respective disclosure schedules delivered pursuant to this Agreement.

Section 7.7 Third Party Beneficiaries. This contract is being executed by and between HRDI and GLOBAL; however, and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.8 Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all Parties hereto.

Section 7.9 Survival; Termination. The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 7.20 Amendment At any time after the Closing Date, this Agreement may be amended by a writing signed by both parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

ATTEST:	HIGH ROAD INTERNATIONAL, INC.

[illegible]	By:	/s/ Gerry B. Berg
Name: Gerry B. Berg
Title: CEO

ATTEST:	GLOBAL IT HOLDINGS, INC.

	By:	/s/ Craig Press
Name: Craig Press
Title: Chairman

HIGH ROAD INTERNATIONAL, INC.
DISCLOSURE SCHEDULE

This High Road International, Inc. Disclosure Schedule has been prepared as of May 24, 2005, pursuant to the terms and conditions of the COMMON STOCK SHARE EXCHANGE AGREEMENT between High Road International, Inc. and Global IT Holdings, Inc.

Article I

Section 1.1

a. Articles of Incorporation attached.
b. Company does not have Bylaws to provide or disclose

Section 1.2

On May 17, 2005, the Company designated the Series A Preferred class of stock. Please see the attached Certificate of Designation.

Section 1.4

(a)
The Company does not have any information with respect to accounting transactions, if any, for the year ended 2003, Company was in a delinquent status in the State of Nevada in 2003. In early 2004, Company was reinstated in the State of Nevada under the name High Road International, Inc. A new Federal Tax I.D. number was issued by the Internal Revenue Service with a tax year end of March 31. All relevant documents previously supplied. Corporate and Financial Documents previously sent to Mr. Ben Kaplan and Mr. Marty Scott.

(b)
Convertible Debenture (original amount of $50,000) with an approximate balance of $25,474 plus interest. See also 1(c) of convertible debenture previously submitted. On June 13, 2005, the Company received a conversion notice ("Conversion Notice") from Catherine Allen, the holder of the convertible debenture. Global has been made aware of the Conversion Notice and has elected to handle the conversion subsequent to the Closing of the Agreement.

(c)	Outstanding liabilities to be extinguished prior to final closing:

HRDI Wells Fargo credit card	$14676.59
State of California - sales tax	$3,659.62
Legal - Mark Baum	$3,500.00
Accounting	$3,500.00
Holladay Stock Transfer agent	$1,297.00
Holladay, Stock Transfer agent - new certs	$500.00
Total:	$27,133.21
Closing cash	$26,000.00
Overage of above to be funded by Gerry Berg	$1,133.21

Disclosure Schedule
June 15, 2005

Section 1.9

No additional disclosure other than convertible debenture as disclosed in Section 1.4 (b).

Section 1.15

See section 1.4 (a) above. In addition, the Company's QuickBooks files have been sent to Marty Scott as requested by Global IT.

SCHEDULE 2.1:

Global Articles of Incorporation, Bylaws and Amendments

Attached hereto.

SCHEDULE 2.2:

Global Capitalization Chart

SHAREHOLDER	# OF SHARES
Lloyd Glick	1,951
Madan Bandari	550
Jennifer Glick	100
Jonah Glick	100
Jared Glick	100
Jed Glick	100
Joanna Glick	100
Knightsbridge Capital	2,650,000
Triple Crown Consulting	2,650,000
Alexly Resources	2,650,000
Stone Street Advisors	1,222,350
Steadman Walker	827,500
Robert Pozner	1,322,350
Camille Henry	530,000
Alexa Caroline Trust	1,322,350
Ashley Jourdan Trust	1,322,350
AVCP	5,962,500
Ralph Clark	800,000
Alexus Clark	210,000
Craig Press	800,000
Donna Silverman	252,599

Total	22,525,000

SCHEDULE 2.6:

Global Assets

Platinum IT Consulting, Inc., a subsidiary

SCHEDULE 2.6(a):

Liens, Claims, Encumbrances, Royalty interests, and Restriction on Global's Assets

Security Agreement with Parker, Clark Data Processing, Inc. granting a security interest in all of Global and its subsidiary's assets, dated August 26, 2004.

Security Agreement with Advantage Capital Development Corp. granting a security interest in all of Global's assets, dated August 24, 2004.

SCHEDULE 5.6:

Global Obligations

Cornell Capital Partners, LLC	$20,000,000 Standby Equity Distribution Agreement, dated August 25, 2004.
Advantage Fund I, LLC	Convertible Note in the amount of $464,500
Lloyd Glick	Convertible Note in the amount of $50,000
Advantage Capital Development Corp.	Convertible Note in the amount of $671,500